EXHIBIT 11

                      BOISE CASCADE OFFICE PRODUCTS CORPORATION
                           COMPUTATION OF PER SHARE EARNINGS



                                 For the Three Months Ended March 31
                                            1999         1998
                             (in thousands, except share information)
BASIC EARNINGS PER SHARE
Net income                              $   18,490   $   17,589

Shares of Common Stock:
   Weighted average shares outstanding  65,758,524   65,618,760
   Effect of contingent shares              26,559       28,180
                                        65,785,083   65,646,940

Basic earnings per share                $      .28   $      .27


DILUTED EARNINGS PER SHARE
Net income                              $   18,490   $   17,589

Shares of Common Stock:
   Weighted average shares outstanding  65,758,524   65,618,760
   Effect of contingent shares              26,559       28,180
   Effect of options                        21,028       92,535

                                        65,806,111   65,739,475

Diluted earnings per share              $      .28   $      .27